UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APOLLO EDUCATION GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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EXPLANATORY NOTE

The attached letter will be mailed to the Company’s shareholders on or about April 20, 2016.

April 20, 2016

Dear Fellow Shareholders,

We previously sent you proxy materials relating to the proposed acquisition of Apollo Education Group by a consortium of investors including The Vistria Group, LLC, funds affiliated with Apollo Global Management, LLC and the Najafi Companies.

The special meeting to approve the merger is quickly approaching on April 28, 2016 and we have not yet received your vote. The Board of Directors has approved the merger agreement and recommends that you vote “FOR” its adoption on the enclosed proxy card.

We are pleased to inform you that leading independent proxy advisory firms, Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”), have recommended that Apollo Education Group shareholders vote “FOR” the merger agreement, and that they support our view that this transaction is in the best interest of all shareholders and is a necessary and critical step that strongly supports our transformation efforts.

In its April 14, 2016 report, Glass Lewis stated:

•	“[W]e believe the [Apollo Education Group] board, confronted with an extremely challenging operating and regulatory environment, having fully considered all alternatives available, reasonably concluded that a going-private transaction, which provides shareholders with the relative certainty of cash at a premium to prevailing market prices, represents the best time- and risk-adjusted outcome for shareholders at this time.”

•	“[W]e believe the purchase price represents a reasonable and acceptable price at which AEG shareholders can cash out their investments in the Company, thereby realizing an immediate and assured value at a substantial premium to the unaffected stock price, and avoiding further losses now, or an even potentially worse outcome in the future.”

In its April 18, 2016 report, Egan-Jones noted that:

•	“Based on the review of publicly available information on strategic, corporate governance and financial aspects of the proposed transaction, Egan-Jones views the proposed transaction to be a desirable approach in maximizing shareholder value. After careful consideration, we believe that approval of the merger agreement is in the best interests of the Company and its shareholders and its advantages and opportunities outweigh the risks associated to the transaction.”

The Board undertook a robust and competitive process, evaluating a full range of strategic alternatives over a 14-month period, starting in December 2014, to ensure that the Board fully understood the company’s options and were comfortable that this merger would result in a superior outcome for shareholders.

The Board carefully considered the $9.50 cash per share merger consideration and determined that this offer is the best alternative of all those evaluated, including remaining a standalone entity, and provides you, as shareholders, with immediate cash value while avoiding the significant long-term execution, regulatory, competitive, liquidity and other risks the company faces.

The consequences of a no-vote should be fully understood. Your decision should not be based solely on the adequacy of what you, as shareholders, are receiving, but also the potential risks you are avoiding by accepting this offer.

This sentiment is supported by the Glass Lewis report, which states that: “Were shareholders to vote down the acquisition, we expect AEG’s stock price would suffer a further decline after incorporating the two most recent quarters of declining performance and downward revised outlook, which aren’t entirely reflected in the current stock price due to the presence of the pending buyout offer.”

Please note that because the merger proposal requires the approval of a majority of the outstanding Class A shares, if you fail to vote, it will have the same effect as a vote “against” the merger. The Board encourages you to vote “FOR” all items today by telephone, by Internet or by mail, following the instructions included on the enclosed proxy card.

Sincerely,

Gregory W. Cappelli

Chief Executive Officer

Apollo Education Group

REMEMBER:

You can vote your shares by telephone or via the Internet.

Please follow the simple instructions on the enclosed proxy card.

If you have any questions or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE at 1-888-750-5834

Forward-Looking Statements Safe Harbor

Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including, without limitation: (i) the timing of the completion of the merger; (ii) the failure of Parent to obtain the necessary equity financing set forth in the equity commitment letters received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby; (iii) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals; (iv) the risk that regulatory agencies impose restrictions, limitations, costs, divestitures or other conditions in connection with providing regulatory approval of the merger; (v) the outcome of pending or potential litigation or governmental investigations; (vi) disruptions resulting from the proposed merger making it more difficult for Apollo Education Group to maintain relationships with its students, customers, employees, suppliers and strategic partners; (vii) competitive responses to the proposed merger; (viii) unexpected costs, liabilities, charges or expenses resulting from the merger; (ix) the inability to obtain, renew or modify permits in a timely manner, or comply with government regulations; (x) the inability to retain key personnel of Apollo Education Group or its subsidiaries; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Apollo Education Group to pay a termination fee; (xii) unexpected expenses or other challenges in integrating acquired businesses, student, consumer or regulatory impact arising from consummation of such acquisitions, and unexpected changes or developments in the acquired businesses; (xiii) diversion of management’s attention from ongoing business concerns; (xiv) limitations placed on Apollo Education Group’s ability to operate its business by the merger agreement; (xv) the impact of increased competition from traditional public universities and proprietary educational institutions; (xvi) the impact of the initiatives to transform the University of Phoenix into a more-focused, higher-retaining and less-complex institution, including the near-term impact on enrollment; (xvii) the impact of Apollo Education Group’s ongoing restructuring and cost-reduction initiatives; (xviii) impacts from actions taken by our regulators that could affect the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. Federal and state student financial aid programs, including the recent requirement that all substantial changes be approved by the U.S. Department of Education in advance; (xix) further delay in the University of Phoenix’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs, or any limitations or qualifications imposed in connection with any recertification; (xx) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (xxi) changes in regulation of the U.S. education industry and eligibility of proprietary schools to participate in U.S. Federal student financial aid programs; (xxii) changes in the University of Phoenix’s enrollment or student mix; (xxiii) the impact on student enrollments of the announcement of the proposed merger and general economic conditions; (xxiv) the impact of third party claims that Apollo Education Group’s products and services infringe their intellectual property rights; and (xxv) fluctuations in non-U.S. currencies that could impact reported operating results of foreign subsidiaries. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group’s Form 10- K for fiscal year 2015, filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2015, Form 10-Q for the quarterly period ended November 30, 2015, filed with the SEC on January 11, 2016, and other filings with the SEC which are available at www.apollo.edu. The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Apollo Education Group or persons acting on Apollo Education Group’s behalf. Apollo Education Group undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, Apollo Education Group cannot guarantee future results, events, levels of activity, performance, or achievements.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed sale of Apollo Education Group. In connection with the proposed transaction, Apollo Education Group has filed a definitive proxy statement on Schedule 14A with the SEC on March 23, 2016 and has mailed the definitive proxy statement and a form of proxy to the shareholders of Apollo Education Group on or about March 25, 2016. Apollo Education Group’s shareholders are encouraged to read the definitive proxy statement regarding the proposed merger and any other relevant documents filed with the SEC when they become available as they will contain important information about the proposed merger. Apollo Education Group’s shareholders will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website, www.sec.gov and Apollo Education Group’s website, www.apollo.edu.

Participants in Solicitation

Apollo Education Group and its directors and officers may be deemed to be participants in the solicitation of proxies from Apollo Education Group’s shareholders with respect to the proposed merger. Information about Apollo Education Group’s directors and executive officers and their ownership of Apollo Education Group’s common stock is set forth in the definitive information statement for Apollo Education Group’s 2015 Annual Meetings of Class A and Class B Shareholders, which was filed with the SEC on December 23, 2015 and the definitive proxy statement on Schedule 14A, which was filed with the SEC on March 23, 2016. Shareholders may obtain additional information regarding the interests of Apollo Education Group and its directors and executive officers in the proposed merger, which may be different than those of Apollo Education Group’s shareholders generally, by reading the definitive proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.